Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS Q1 2006 RESULTS

Net Income up 15% in Q1 2006; Net Cost to Originate down 19%;

Loans On-Balance Sheet up 30%; Originations up 11%

SAN DIEGO, May 2—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced results for the quarter ended March 31, 2006.

Net income for the quarter ended March 31, 2006 was $35.8 million, or $1.61 per share on a fully-diluted basis, an increase of 14.5% over net income of $31.3 million for the comparable period in 2005. Total net revenues for the quarter increased by 15.2% to $141.7 million from $123.0 million for the comparable period in 2005.

Chairman and CEO James Konrath said, “Our company delivered another solid quarter of earnings and cost discipline, along with an increase in loan originations and portfolio growth. These results were accomplished during a quarter with the anticipated seasonally softer origination volume and a number of competitors lowering interest rates to borrowers while the cost of money was increasing. Continued healthy demand for non-prime loans was again evident by our growth in origination volume when measured against the same period in 2005, as well as the strong volume during the last month of the quarter.”

Mr. Konrath added, “We are also pleased with the growth and performance of our portfolio in the first quarter. Accredited continues to achieve superior executions on its securitizations, including a first quarter transaction with some of the tightest spreads in our history, and portfolio performance results that continue to outpace both the industry and our forecasts. All of this underscores our continued confidence that our profit-based business model, diversification in all facets of our business, and best-in-class employees will drive profitability for the remainder of 2006 and beyond.”

First Quarter Operational Highlights

•	Net cost to originate of 1.60% for the quarter, an improvement of 36 basis points from the same period last year.

•	Loans on-balance sheet reached $9.5 billion at March 31, 2006, an increase of $2.2 billion, or 30.0%, from March 31, 2005.

•	Net interest income after provision (interest income less interest expense and provision for losses) of $65.8 million, compared to $57.7 million in Q1 2005, an increase of 14.0%. As a percentage of total net revenues, net interest income after provision was 46.4% in Q1 2006.

•	Mortgage origination volume of $3.6 billion in Q1 2006, compared to $3.2 billion in Q1 2005, an increase of 11.1%.

Financial Summary ($000)

	Q1 2006	% Change from Q1 05
Total Net Revenues	$141,695	15.2%
Total Expenses	78,659	15.6%

Income before Income Taxes and Minority Interest	$63,035	14.6%

Net Income	$35,823	14.5%

The 15.2% increase in total net revenues from Q1 2005 to Q1 2006 resulted primarily from an increase in the portfolio and higher whole loan sales. Net interest income after provision increased 14.0% from $57.7 million in Q1 2005 to $65.8 million in Q1 2006, primarily due to the larger loan portfolio, partially offset by a lower net interest margin percentage. While the weighted average coupon increased during the quarter, it was more than offset by higher cost of funds. The increase in the size of the loan portfolio from Q1 2005 resulted primarily from four quarterly securitizations structured as financings. The gain on sale of loans increased 15.0% from $61.4 million in Q1 2005 to $70.6 million in Q1 2006 primarily due to higher volume of whole loan sales, offset in part by lower premiums. The company’s average whole loan premium, net of hedging, decreased from 3.27% in Q1 2005 to 2.10% in Q1 2006. The premium for Q1 2006 includes discounts from three second-lien loan sales during the quarter that reduced the average whole loan premium percentage by 12 basis points. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Total operating expenses increased 15.6% from $68.1 million in Q1 2005 to $78.7 million in Q1 2006, due primarily to the costs associated with larger loan originations. Salaries, wages and benefits expense increased by 12.0% from $42.4 million in Q1 2005 to $47.5 million in Q1 2006 primarily because of the recognition of approximately $1 million in stock option expense as a result of SFAS 123R and the increased staff and volume levels. General, administrative, and other expenses increased by 21.5% from $25.6 million in Q1 2005 to $31.1 million in Q1 2006 due primarily to increases in the number of loans originated and being serviced, and marketing expenses supporting increased production from the retail channel.

Loan Originations

The company originated $3.6 billion of mortgage loans for the quarter ended March 31, 2006, compared to $3.2 billion of mortgage loan originations in Q1 2005, an increase of 11.1%.

Wholesale and retail originations for the quarter represented 87% and 13% of total loan production, respectively, reflecting a higher growth rate in the retail channel during the quarter.

The company’s net cost to originate mortgage loans was 1.60% for the quarter ended March 31, 2006 compared to 1.96% in Q1 2005. Management believes this measurement is beneficial to investors because it provides a measurement of the efficiency of the loan origination process. Additional detail on the calculation of net cost to originate can be found in the Financial Summary at the end of this release.

Loan Dispositions

During Q1 2006, $3.0 billion of mortgage loans were sold in whole loan sales for cash, and $1.0 billion of mortgage loans went into a securitization structured as a financing. At the end of the quarter, $867.3 million of mortgage loans were held for additions to the long-term portfolio, and $1.7 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio, including $81.8 million of liquidating off-balance sheet securitizations, totaled $9.6 billion at March 31, 2006. The serviced portfolio increased 28.5% from $7.5 billion at March 31, 2005. This was primarily due to the company’s quarterly securitization program. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 2.85% of the serviced portfolio at March 31, 2006, compared to 2.47% at December 31, 2005 and 1.72% at March 31, 2005. Delinquency levels remain within management’s expectations and continue to be substantially below published industry averages.

Liquidity

The company had approximately $5.2 billion in warehouse credit capacity at March 31, 2006. At the end of March, the company had used $2.3 billion of this capacity. The company had $301.0 million in available cash and additional liquidity at March 31, 2006.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as a minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 12.9 times at March 31, 2006. Additional detail concerning the company’s leverage measures can be found in the Financial Summary at the end of this release.

Business Outlook

The following statements are forward-looking and actual results may differ materially from those projected or contemplated in this release. For a more complete description of certain risk factors that may impact actual results, please see the Forward-Looking Statements section of this news release and the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”).

Earnings Guidance for 2006

For the total year 2006, the company reaffirms its previous earnings guidance of $7.70 - $8.00 per share. This forecast for the balance of the year, as well as the second quarter, assumes:

•	Continued growth in origination volume

•	Additional reductions in the cost to originate

•	Improvement in the spread of interest rates to borrowers over the cost of funds from current market place levels

•	An increase in net premium received in whole loan sales from current market levels

Conference Call

Accredited will host a conference call for analysts and investors on May 2, 2006 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the company’s financial results for the first quarter of 2006. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s website – http://investors.accredhome.com. A replay of the conference call will be archived on the website.

Forward Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s expected net earnings for the second quarter and full year 2006 and its projected growth in loan originations; the company’s ability to reduce costs, including costs to originate; the credit quality of the company’s loan portfolio; the company’s outlook on the competitive and regulatory environments, generally, and the impact that those environments will have on weighted average coupons, margins and whole loan sale premiums; the company’s intended loan disposition strategy, including the mix of loans sold and securitized; and the company’s liquidity. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition, the availability of alternative loan products not offered by the company, and the nature and characteristics of the loans originated by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005 and other documents filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the United States and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary

	Three Months Ended March 31,
	2006	2005
(dollars in thousands)
Income Statement:
Interest income	$194,458	$124,893
Interest expense	(112,136)	(54,327)

Net Interest income	82,322	70,566
Provision for losses	(16,537)	(12,848)

Net interest income after provision	65,785	57,718
Gain on sale of loans	70,552	61,374
Other income	5,357	3,946

Total net revenues	141,694	123,038

Salaries, wages and benefits	47,526	42,427
General, administrative, and other expenses	31,133	25,627

Total operating expenses	78,659	68,054

Income before income taxes and minority interest	63,035	54,984
Income tax provision	24,717	21,202
Minority interest - dividends on preferred stock of subsidiary	2,495	2,495

Net income	$35,823	$31,287

Basic earnings per share	$1.66	$1.50

Diluted earnings per share	$1.61	$1.43

Weighted average shares outstanding:
Basic	21,553	20,851

Diluted	22,279	21,847

	Three Months Ended March 31,
	2006	2005
(dollars in thousands)
Other Data:
Originations:
Wholesale	$3,134,667	$2,909,831
Retail	452,874	320,043

Total mortgage loan originations	$3,587,541	$3,229,873
Weighted average coupon rate of mortgage loan originations	8.53%	7.57%
Weighted average credit score (1)	636	638
Loan sales and securitizations:
Whole loan sales	$3,040,534	$2,104,967
Mortgage loans securitized	1,003,751	917,229

Total loan sales and securitizations	$4,044,285	$3,022,196
Net profit margin on whole loan sales:
Gain on whole loan sales (2)	1.97%	2.95%
Net gain (loss) on derivatives (2)	0.13%	0.32%

Net premium received on whole loan sales (2)	2.10%	3.27%
Net origination points and fees	0.76%	0.39%
Loan origination expenses	-2.36%	-2.35%

Net cost to originate (3)	-1.60%	-1.96%

Net profit margin on whole loan sales	0.50%	1.31%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.25%	0.27%
Net interest margin components (4)
Warehouse
Interest income	8.15%	7.45%
Interest expense	-5.34%	-4.01%

Spread	2.81%	3.44%

Securitizations
Interest income	7.70%	7.55%
Interest expense	-4.40%	-3.20%

Spread	3.30%	4.35%

Net Interest Margin	3.33%	4.24%

	At March 31, 2006	At December 31, 2005	At March 31, 2005
(dollars in thousands)
Serviced Portfolio:
Loans held for sale	$1,734,856	$2,276,875	$1,976,442
Loans held for investment	7,787,418	7,339,097	5,350,527
Loans sold servicing retained or securitized/off balance sheet	81,776	90,181	149,132

Total serviced portfolio at period end	$9,604,050	$9,706,153	$7,476,101

Total delinquent at period end (5)	2.85%	2.47%	1.72%
Total number of employees	2,626	2,762	2,536

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. Weighted average FICO scores shown do not include Canada volume.

(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales. See reconciliation table below. For 2006, the gain and net premium received on whole loan sales percentages also include discounts from three second-lien loan sales during the quarter that reduced the percentages by 12 basis points.

(3)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconciliation table below.

(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.

(5)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At March 31, 2006	At December 31, 2005	At March 31, 2005
(dollars in thousands)
Balance Sheet Data:
Cash and restricted cash	$119,992	$90,921	$68,889
Accrued interest receivable	44,996	42,878	31,963
Mortgage loans held for sale, net	1,706,822	2,252,252	1,947,326
Mortgage loans held for investment, net	7,615,849	7,195,872	5,277,564
Derivative assets, including margin account	105,301	89,409	26,676
Other assets	194,305	181,914	100,831

Total Assets	$9,787,265	$9,853,246	$7,453,249

Credit facilities	$2,272,657	$2,805,119	$2,391,848
Securitization bond financing	6,707,456	6,240,820	4,504,863
Other liabilities	103,458	155,973	48,575

Total Liabilities	9,083,571	9,201,912	6,945,286
Minority interest - preferred securities of subsidiary	97,922	97,922	97,922
Total Stockholders’ Equity	605,772	553,412	410,041

Total Liabilities and Stockholders’ Equity	$9,787,265	$9,853,246	$7,453,249

Regulation G Disclosures

Information on the gain on sale components, net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. Reconciliations of how the gain on sale components, net cost to originate and adjusted leverage are calculated are set forth below.

Regulation G Disclosure related to Gain on Sale

	Three Months Ended March 31,
	2006	2005
(dollars in thousands)
Whole loan sales	$3,040,534	$2,104,967
Gain on whole loan sales	$59,894	$62,037
Net gain on derivatives	4,004	6,762

Net premium received on whole loan sales	63,898	68,799
Provision for Reserves (1)	1,507	(6,142)
Direct loan origination fees (expenses)	5,147	(1,283)

Total net gain on sale of loans per Financials	$70,552	$61,374

As % of whole loan sales (2)
Gain on whole loan sales	1.97%	2.95%
Net gain on derivatives	0.13%	0.32%

Net premium received on whole loan sales	2.10%	3.27%

(1)	Previously issued amounts have been reclassified to conform to current presentation. Includes LOCOM, Repurchase and Premium Recapture reserves.

(2)	Reflects the cash premium that we receive on our whole loan sales. The percentages are determined by dividing the gain by whole loan sales. For 2006, the gain and net premium received on whole loan sales percentages also include discounts from three second-lien loan sales during the quarter that reduced the percentages by 12 basis points.

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended March 31,
	2006	2005
(dollars in thousands)
Total mortgage loan originations	$3,587,541	$3,229,873
Total operating expenses	$78,659	$68,054
Add deferred direct loan origination expenses	12,798	13,390
Less servicing cost (1)	(6,947)	(5,572)

Loan origination expenses	84,510	75,872
as % of volume	2.36%	2.35%
Less deferred net origination points and fees	(27,219)	(12,574)

Net cost to originate	$57,291	$63,298

as % of volume	1.60%	1.96%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead included in operating expenses

Regulation G Disclosure related to Adjusted Leverage

	At March 31, 2006	At December 31, 2005	At March 31, 2005
(dollars in thousands)
Total Liabilities	$9,083,571	$9,201,912	$6,945,286
Minority interest - preferred securities of subsidiary	$97,922	$97,922	$97,922
Total Stockholders’ Equity	605,772	553,412	410,041

Total Minority Interest and Stockholders’ Equity	$703,694	$651,334	$507,963

Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	12.9	14.1	13.7
Ratio of Total Liabilities divided by Stockholders’ Equity	15.0	16.6	16.9